EXHIBIT 99.2

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EDITED TRANSCRIPT

STFC—Q4 2013 State Auto Financial Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 20, 2014 / 04:00PM GMT

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FEBRUARY 20, 2014 / 04:00PM GMT, STFC - Q4 2013 State Auto Financial Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English State Auto Financial Corporation—SVP & CFO

Bob Restrepo State Auto Financial Corporation—President, Chairman & CEO

Joel Brown State Auto Financial Corporation—SVP, Standard Lines

Jessica Buss State Auto Financial Corporation—SVP, Director—Specialty Lines

CONFERENCE CALL PARTICIPANTS

Brett Shirreffs KBW—Analyst

Larry Greenberg Janney Capital Markets—Analyst

PRESENTATION

Operator

Welcome and thank you for standing by. At this time all parties are going to be on a listen-only mode. (Operator Instructions) Today’s call is being recorded. If you have any objections, please disconnect at this time.

I now would like to turn the conference call over to Chief Financial Officer, Steve English. And sir, you may begin.

Steve English—State Auto Financial Corporation—SVP & CFO

Thank you, Karen. Good morning and welcome to our fourth quarter 2013 earnings conference call.

Today I am joined by our Chairman, President and CEO, Bob Restrepo; Joel Brown, Senior Vice President of Standard Lines; Jessica Buss, Senior Vice President of Specialty; Chief Investment Officer, Scott Jones; and our Chief Actuarial Officer, Matt Mrozek.

Today’s call will include prepared remarks after which we will open the lines for questions. Please note our comments today may include forward-looking statements which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Securities and Exchange Commission to which I refer you. A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information was distributed to registered participants prior to this call and made available to all interested parties on our website www.stateauto.com under the Investors section as an attachment to the press release.

Now, I’ll turn the call over to STFC’s President, Chairman and CEO, Bob Restrepo.

Bob Restrepo—State Auto Financial Corporation—President, Chairman & CEO

Thank you, Steve and good morning everyone. Setting aside the disappointing reserve strengthening to the terminated RED programs, we’re very pleased with the progress we’ve made in improving underwriting results. State Auto Financial Corporation is now positioned to achieve sustained operating profit toward our goal of double-digit returns on equity. Our combined ratio for 2013 was a strong 96.5% excluding the impact of RED and the homeowner quota share treaty. We’re also better positioned as our homeowner quota share treaty expires at the end of 2014 which should further improve operating earnings in 2015 and beyond. As 2013 pricing actions earn out and assuming pure-premium trends remain relatively flat, we expect continued improvements in 2014 across all of our three insurance segments; personal, business and specialty.

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FEBRUARY 20, 2014 / 04:00PM GMT, STFC - Q4 2013 State Auto Financial Earnings Conference Call

Personal insurance loss ratio was identical to 2012. Better catastrophe experience offset disappointing results in personal auto. As I mentioned last quarter, the five states that are contributing to the profit shortfall in personal auto, we know who they are, and remediation actions are well underway. We implemented double-digit price increases in these states and 83% of the business from terminated agents has already run off the books in 2013. We expect to approach targeted returns by year-end. We’re very pleased with the results of our multi-year remediation plan in homeowners. Even with normal catastrophes, we expect solid underwriting profits on a sustained basis barring unusually severe catastrophes.

We remain pleased with our business insurance results. Year-end 2013 loss ratio results were better on both an all-in and on an ex-catastrophe basis. We achieved our pricing targets, which are well in excess of pure-premium trends. As these prices earn out, we expect to see continued improvements in 2014 performance.

Specialty results were exceptionally good, setting aside the impact of RED. Our E&S business, both property and casualty, continued to perform well. Our program business is improving as we build scale and maintain our underwriting and pricing discipline. Our workers’ compensation business is particularly successful and reflects our niche within a niche underwriting and marketing strategy. We had an exceptionally strong year in this line. We like the profit and production we have in specialty and see momentum growing in 2014 and beyond. Jessica Buss will soon provide you more color regarding our results and plans for specialty. But first, I’ll turn you over to Joel Brown to discuss our standard personal and business insurance results both for the quarter and for the year. Joel?

Joel Brown—State Auto Financial Corporation—SVP, Standard Lines

Thank you, Bob. Standard lines produced profitable results in the quarter and on an annual basis. Each major line showed year-over-year improvement with personal auto being the notable exception. Personal auto produced a loss ratio of 70% for the quarter compared to 66.6% for the same period in 2012. Year over year personal auto was at 68.1% compared to 66.2% for 2012.

The fourth quarter and year-to-date loss ratio increase has been driven by the non-CAT loss ratio. Contributing factors in the increase over 2012 were liability experience and adverse prior development on personal injury protection or PIP losses.

Last quarter we commented that the majority of our book, 23 states and 86% of our written premium, was profitable and achieving targeted returns. We also spoke about the disproportionate impact that five states; Arizona, Colorado, Georgia, Illinois, and Michigan were producing on our loss ratio. We took an average increase of 14.1% in these five states in 2013 as a part of a multi-faceted approach to improve results.

Overall, auto rates increased in the fourth quarter and we produced a price change of 7.2% for the year on our entire book. Rates are outdistancing flat loss trends and the earned premium impact on personal auto is projected to be over 6% in 2014. Written premium for auto was down 4.6% for the quarter and 1.7% for the year. Policies in force are also down for the year. Agency management actions resulting from our homeowners improvement plan are the primary reasons for these declines.

2013 homeowners loss ratios were outstanding. The loss ratio was 33.5% for the quarter compared to 30.1% for the fourth quarter of 2012. The 2013 annual loss ratio was 49.6% compared to 53.2% in 2012. The result pre quota share show a 17.2 point loss ratio improvement in 2013. Although we benefited from lower than expected catastrophes, we continue to see our non-cat loss ratio improve. We increased rates 13.3% for the year and the all-in price increase resulting from rate, insurance to value and the inflation factor exceeded 20%. Our price is well in excess of loss trends.

We’ve worked diligently to reshape and de-risk our homeowners book. We intentionally decreased homeowners policies in the highest CAT prone areas by 26% over a two-year period while growing premiums and policies in the less CAT prone markets.

We also introduced our second bi-peril rating model, increased all payroll deductibles in all states and instituted mandatory wind/hail deductibles in 12 states. Written premium growth for the quarter was approximately 1% and 4.1% for the year. The written premium increase was due solely to price as overall policies in force are down for the year.

Our business segment improved as well in 2013. Quarter-over-quarter loss ratio results were similar as we produced a 54.6% loss ratio in 2013 compared to 54.7% for the same period in 2012. On an annual basis, the loss ratio was 55.7% in 2013 compared to 62.2% for 2012. Rates, as measured by price per exposure, increased 7% for the quarter and were up 7.4% for the year. Despite industry reports of a moderating commercial pricing environment, we are pleased with achieving rate increases in all lines of business insurance.

The commercial auto loss ratio was 49% for the quarter compared to 68.7% for the same quarter in 2012. For the year, the loss ratio was 58% compared to 64.2% in 2012. Pricing for auto is in excess of loss trends and was 6.5% for the year.

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FEBRUARY 20, 2014 / 04:00PM GMT, STFC - Q4 2013 State Auto Financial Earnings Conference Call

Commercial auto written premium increased 1.9% for the quarter and 8.8% for the year. Policies in force are flat with growth coming from price, exposure increases and writing larger accounts. The commercial multi-peril loss ratio was 64.6% for the quarter and 63.2% for the year. This compares to 2012 loss ratios of 62.2% and 69.7% for the respective periods. Pricing is up over 8.2% in our business owners line for the quarter and 8.6% for the year.

Total commercial multi-peril written premium increased 8.6% for the quarter and 12.3% for the year. Policies in-force are flat through 12 months. As with auto, growth is due to price, a stronger economy, and larger premium accounts. In 2013, the average in-force policy premium in this business segment increased by 15%.

The loss ratio for other and product liability was 48.5% for the quarter and 52.3% for the year. This represents solid loss ratio improvement for the year. Pricing in this line increased 6.8% for the quarter and 7.1% for the year. Our pricing is in excess of loss trends.

I’ll now turn it over to Jessica Buss to discuss specialty results.

Jessica Buss—State Auto Financial Corporation—SVP, Director—Specialty Lines

Thanks, Joel. We are very pleased with the profitability and growth generated by our existing specialty business.

Our overall specialty loss ratio of 74.8% for the quarter decreased 5.5 points attributable to significant performance improvements in our workers’ compensation business and a catastrophe-free quarter for our property segment. These improvements were offset by a poor quarter in our program sector attributable to strengthening of reserves in our RED run-off business. Our year-to-date loss ratio of 66.8% was a 16 point improvement over 2012.

Specialty is starting to see pricing plateau in the market in the second half of the year, especially in the property catastrophe sector. We were still able to achieve a full-year rate increase in the mid-single digits. Net written premiums quarter-over-quarter decreased 3.4%. Production was strong in our continuing specialty unit, but was offset by premium decreases in the terminated RED accounts.

The E&S property and casualty units continued to produce strong profit and growth. We had a solid E&S property non-CAT loss ratio for the quarter of 2.8%. Including catastrophes, the loss ratio for the quarter was 4.2% and 16.7% year to date, primarily due to no Southeast hurricanes making landfall and a low-priced non-catastrophe portfolio.

The positive rate environment continued into the fourth quarter resulting in a rate increase of 11.5%. Rate increases in the fourth quarter were heavily pressured due to property catastrophe reinsurance rates declining, new reinsurance capacity entering the market, and a lack of material hurricane activity. We do not expect rates to improve in the first quarter of 2014, but do hope to maintain flat to down 5%. Fourth quarter net written premium growth of 19.4% was driven by a property book rollover and business from new distribution partners.

The E&S casualty unit also performed well with a profitable fourth quarter loss ratio of 49.3%, a 1.5 point improvement over the same period of 2012 and a 51.7% loss ratio year-to-date. E&S casualty net written premium growth of 22.5% in the quarter was attributed to organic growth in our umbrella and general liability business.

We are seeing the scale benefit from investments we made in our new technology platform Guidewire, which is operational for almost all of our E&S casualty lines. We have also hired several talented underwriters across the country. We will continue our strategy of profitable growth, leveraging technology, strong relationships and best-in-class underwriters writing niche products with low limits. With discipline, we will be successful even as the market begins to flatten. We continue to look for casualty growth opportunities by acquiring books of business or teams of people with similar risk profiles.

Our programs unit deteriorated in the quarter with a loss ratio of 153.1% attributable to the reserve strengthening Bob mentioned on our RED run-off business. Without RED, we ended the quarter and the year with a 69% loss ratio. We expect continued improvement in our program business as we build scale, diversify the book and increase price.

We had a year-to-date loss ratio improvement of 23.6 points in our largest active program. We are pleased with the 5.7% rate increase in this unit which exceeded loss cost trends with our largest program achieving a 10.5% rate increase. We will build out our programs unit targeting small to medium programs with MGUs having proven track records of profitability and distribution. We achieved quarter-to-date growth in each program and expect continued improvement.

We are very pleased with the performance of our workers’ compensation business. Profits are better than expected and far surpassed industry results. Our focus of writing niche workers’ compensation business in select states and select classes combined with our nurse case management approach, return to work focus and claims capabilities generate best-in-class performance. Our workers’ compensation book finished the quarter with the 38.7% loss ratio outperforming the same period of 2012 by 22.9 points.

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FEBRUARY 20, 2014 / 04:00PM GMT, STFC - Q4 2013 State Auto Financial Earnings Conference Call

For the year, our loss ratio was 55.5%, which improved 19.3 points over 2012. Our results reflect the firming price environment, reduced frequency trends and favorable development on prior accident year reserves.

We achieved rate increases of 7.5% on our workers’ compensation business year-to-date which is in excess of loss cost trends. Year-to-date net written premium growth of 4.7% was focused on targeted classes and states and mostly driven by rate. We stay poised to take advantage of opportunities in classes that support our return to work philosophy. We will concentrate efforts in attractive states. We also anticipate continued solid performance from our niche workers’ compensation strategy, which focuses on accounts under $10,000 and our traditionally profitable debit mod business written by RTW.

And with that I will turn you over to Steve English.

Steve English—State Auto Financial Corporation—SVP & CFO

Thanks, Jessica. Today, my comments will cover several topics including book value growth, investment results and 2013 full-year loss reserve development, including RED.

STFC reported strong book value per share growth in the quarter of 6.6% with year-over-year growth of 5.8%. Quarterly and full-year earnings contributed to book value per share.

On the investment valuation side, we saw for the quarter, strong equity returns offsetting the impact of rising interest rates on our fixed maturity portfolio. This was not the case for the full year, as rising interest rates caused fixed maturity values to fall in excess of gains from our equity securities.

In the fourth quarter, the increase in book value per share was driven by our pension and post-retirement liabilities, which are revalued each year end with updated discount rates and investment valuations. As a reminder, we discontinued retiree medical coverage back in 2011 and our pension plan has been closed to new participants since the beginning of 2010. The rise in interest rates during 2013 resulted in an 80 basis point increase in the discount rate from 4.05% to 4.85% which significantly impacted STFC’s pension and post-retirement benefit obligations. Coupled with strong investment returns, the revaluation reduced the net liabilities by $32.5 million. All in, the other comprehensive income impact of benefit obligations added $0.82 to book value per share in the quarter and $0.88 per share for the year.

Net investment income for the quarter was down sequentially and year-over-year. As disclosed in the supplemental schedules, gross investment income from TIPS was down $1 million from the third quarter of 2013 and $2 million compared to fourth quarter of 2012. This was driven by the change in the CPI Index over these periods.

TIPS, in our view, remain a good diversifier to common equities and other fixed income securities. TIPS do contribute to income statement volatility as a result of the inflation adjustment in each quarter.

On a total return basis for the last five years, TIPS has outperformed the remaining fixed income securities in our portfolio by approximately 100 basis points. We continue to have a target allocation of 10% for this asset class.

As of December 31, 2013, the duration of the STFC fixed income portfolio now stands at 4.83.

Included in STFC’s full-year results was net favorable loss reserve development of $21.2 million or two loss ratio points compared to favorable development of 1.6 loss ratio points for 2012. Our total loss and LAE reserves have developed favorably in each of the last five years which is what we reasonably expect.

The overall favorable development includes $15.3 million of prior accident year strengthening on RED reserves recorded in the fourth quarter for a total of $21 million for the year. The net favorable development of $21.2 million for the year breaks down as follows.

First, the non-CAT experience excluding unallocated loss adjustment expenses:

•	For our personal segment, $1 million or 0.1 points of favorable development which is less than what we typically experience. Private passenger auto liability on average each year contributes about $5 million of favorable development, but this year was flat due to adverse development on no-fault.

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FEBRUARY 20, 2014 / 04:00PM GMT, STFC - Q4 2013 State Auto Financial Earnings Conference Call

•	Business insurance had $17.3 million or 1.6 points of favorable development consistent with 2012’s 1.5 points. Other and products liability contributed $8.3 million, which is slightly less than a year ago. Commercial auto contributed $8 million, which is better than a year ago, but it contributed very little to overall development. For 2013, fire and allied contributed $1 million of favorable development, which was less than last year’s $5.2 million of favorable development.

•	The specialty segment had $10.9 million of favorable development excluding RED. This was entirely driven by workers’ compensation, which benefited from lower severity in recent accident years and reductions in lifetime medical costs.

CAT experience across all segments included favorable development of $5.4 million or 0.5 loss ratio points compared to favorable development of 1 loss ratio point in 2012. Unallocated loss adjustment expenses developed favorable by $8 million, which is consistent with the development of the corresponding loss and allocated loss adjustment expense reserves, and amounted to 0.8 loss ratio points compared to a year ago, when net favorable yearly development was 0.6 loss ratio points.

For RED in the quarter, we added $15.3 million to ultimate loss estimates, primarily in the 2011 and 2012 accident years resulting in year-to-date prior year adverse loss development of $21 million. This breaks down $0.3 million favorable development on CAT losses and $21.3 million adverse development on non-CAT losses.

During the third and fourth quarters of 2012, we increased RED loss picks with an expectation of how reported claims would subsequently develop. Through the first nine months of 2013, we reacted as reported development emerged.

Our outlook for RED changed, influenced by reported development, meaning paid and case reserve activity that occurred in the fourth quarter well beyond our expectations. These claims are handled by third-party claim administrators with oversight by our specialty claim operation. Beginning in late summer, State Auto claim staff increased its involvement in claims settlements as well as evaluating open case reserves. Based upon the activity of the fourth quarter, we revised upward our loss picks resulting in the numbers reported today.

With the two largest programs which represent approximately 80% of the inception-to-date earned premium of RED, I can share the following as we evaluated the reserve estimates established. For the trucking program, we stopped writing new policies in March of 2012 with the last earned exposure period being March of 2013. The reported claim counts flattened during 2013 with about 500 open claims remaining as of the end of the year.

Our claim staff believes that it has reviewed the more significant open cases and with additional information, we realized our severity estimates from a year ago were too low for this program.

For the restaurant program, we stopped writing new policies at the end of 2012 with the last earned exposure period being December 2013. The open claim count as of December 31, 2013 was just under 1,500 claims having been at or around that level since August of 2013. Our claim staff has reviewed many of these open claims and continues to do so. The liquor liability has a longer reporting tail as we’ve discussed on previous calls. We reassessed both the frequency and severity of losses for this program.

STFC’s carried RED reserves now total $109 million.

Loss reserving is inherently an uncertain process and as we discussed in our public filings, we use multiple methods and consider numerous factors in the ultimate selection of loss estimates. We continue to expect our loss reserves in total to be adequate, which has been the case throughout STFC’s history. STFC’s insurance subsidiaries finished the year with statutory surplus of $753 million compared to a year ago of $630 million. This is an increase of 19.5%. The State Auto Group statutory surplus now stands at $1.224 billion as of December 31, 2013.

As we have previously discussed, we have been evaluating the next steps, if any, as we enter 2014, the final year of the homeowner quota share treaty. The treaty provided us both catastrophe protection and statutory capital support. Our statutory surplus has rebounded with better operating results, equity valuations and adjustments to pension and retiree benefit obligations as already discussed. Although meeting our objectives, the improvement in our homeowner results, especially where our non-CAT loss ratio is positioned, means we are ceding significant profit to our partners.

Keeping in mind the deferred tax valuation allowances we have, both GAAP and STAT, we believe, we now have more options to consider. Our goal is to choose a strategy which appropriately protects a downside risk while positioning STFC to deliver higher returns and we expect to show more on that later in the year.

And with that, we’d like to open the line for your questions.

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FEBRUARY 20, 2014 / 04:00PM GMT, STFC - Q4 2013 State Auto Financial Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions) Brett Shirreffs, KBW.

Brett Shirreffs—KBW—Analyst

Thanks for taking my question and good morning. I was just wondering, a couple times you mentioned not quite meeting your targeted returns in personal auto. I was wondering if you could elaborate on what those targets might be.

Joel Brown—State Auto Financial Corporation—SVP, Standard Lines

This is Joel Brown. Thank you for your question. We missed our target by approximately four points in 2013. We did take significant rate last year, much higher than what we saw our industry peers take. With independent agency companies typically they offer both six month and annual policies. 48% of our personal auto policies are on a 12-month term. So what that means is it takes us a longer period of time to earn those rate increases.

We’re pleased with our overall commission on our auto book. It’s a very competitive 12.7%. We’re pleased overall with our expense ratio but we believe we have area for improvement. So overall, as we look at all the various factors, we’re confident we’ll see improvement in this line of business in 2014.

Brett Shirreffs—KBW—Analyst

Okay. And switching gears to the RED book, just curious if you have any reinsurance in place on that exposure or if there is any limit in terms of where your coverage would be capped?

Steve English—State Auto Financial Corporation—SVP & CFO

Sure, Brett. Actually most of the policy limits were $1 million or less on all that business and our retention is in excess of that. So unless we got into a defense situation, there’s not a lot of reinsurance on that.

Brett Shirreffs—KBW—Analyst

Okay. And then, on the homeowners’ quota share treaty, obviously that was profitable this year. I was just curious if you could remind us what the potential profit commissions could be there. I believe you’re close to reaching a margin where you’ll begin to benefit if this is sustained.

Steve English—State Auto Financial Corporation—SVP & CFO

The profit share was 9% or the maximum on the reinsurance side was a 9% profit over the three-year period.

Brett Shirreffs—KBW—Analyst

Okay. And if you surpass that when would that benefit you, would it be after the treaty is closed?

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FEBRUARY 20, 2014 / 04:00PM GMT, STFC - Q4 2013 State Auto Financial Earnings Conference Call

Steve English—State Auto Financial Corporation—SVP & CFO

In terms of recording in cash or booking it in the financial statements because where I’m sitting as I evaluate that profit commission, we would have to drive the results quite a bit further south to get there. So I am not expecting any significant profit share on that contract.

Brett Shirreffs—KBW—Analyst

Okay. And then just lastly, curious if you have any comments on some of the severe winter weather we’ve seen in January and February.

Bob Restrepo—State Auto Financial Corporation—President, Chairman & CEO

I will ask Joel to respond, but I’ll just say that generally speaking nothing material. And the year is kind of performing as we expected and planned for. Joel, I don’t know what else you’re seeing.

Joel Brown—State Auto Financial Corporation—SVP, Standard Lines

Essentially that’s the case. What we’re seeing is not unexpected, given this time of year. We’re seeing a slight uptick in physical damage severity on our auto book. But again, none of this is really unexpected given this time of year and the weather.

Brett Shirreffs—KBW—Analyst

Okay. Thanks for taking my questions.

Bob Restrepo—State Auto Financial Corporation—President, Chairman & CEO

For us, given our geographic footprint, it hasn’t been unexpected. A lot of it depends upon what your geographic mix is. For us, it’s pretty much on budget.

Brett Shirreffs—KBW—Analyst

Great. Thank you.

Operator

Larry Greenberg, Janney Capital.

Larry Greenberg—Janney Capital Markets—Analyst

Thank you. Good morning. Just a couple of points of clarification on comments. Joel, I don’t know you were running through some of them quickly and you stated during or right after the auto discussion that you expect 6 points of improvement. And I wasn’t sure if you were talking about auto or personal lines in general, personal lines overall?

Joel Brown—State Auto Financial Corporation—SVP, Standard Lines

Okay. Larry, what I was referring to specifically was the fact that as we look at the premium that we produced in 2013, we expect 6% of that to be earned in 2014 on the auto book specifically.

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FEBRUARY 20, 2014 / 04:00PM GMT, STFC - Q4 2013 State Auto Financial Earnings Conference Call

Larry Greenberg—Janney Capital Markets—Analyst

Okay. And then in the context of flattish loss trend?

Joel Brown—State Auto Financial Corporation—SVP, Standard Lines

Yes.

Larry Greenberg—Janney Capital Markets—Analyst

Okay, great. And then in the auto results for the fourth quarter, was there any reserve development that impacted that?

Steve English—State Auto Financial Corporation—SVP & CFO

Well, Larry, as you know we only disclose that on an annual basis and personal auto on the year was flat. And so, year-over-year, last year, we would’ve had favorable development, this year, we did not.

Larry Greenberg—Janney Capital Markets—Analyst

Okay. I think you had said earlier in the year that you had some adverse development for Michigan PIP. So should we assume that maybe some adverse in the first half was offset by favorable in the second half?

Steve English—State Auto Financial Corporation—SVP & CFO

Yes, that’d be a fair statement since for the year again it ended up flat and you’re correct, we did discuss early in the year it was more than just Michigan by the way, but we were seeing adverse development in PIP. And as I said in my prepared remarks, the flat — the fact that we were flat this year when we normally have favorable development was attributable to PIP.

Larry Greenberg—Janney Capital Markets—Analyst

Okay. And then Bob, I think you had said about achieving auto targeted returns. Were you saying for the year or by the end of the year, fourth quarter?

Bob Restrepo—State Auto Financial Corporation—President, Chairman & CEO

What I meant, Larry, is we expect to get there by the end of the year. Whether or not we realize the full 4 point improvement or not remains to be seen, but that’s what we’re targeting. And as Joel said, most of it’s in those five states and some of it is the marginal improvement we expect between the pure-premium trend — the earned price impact and the pure-premium trend.

Larry Greenberg—Janney Capital Markets—Analyst

Okay. Thanks. And then on RED, have you guys considered bringing in outside actuaries to look at the reserves on that?

Steve English—State Auto Financial Corporation—SVP & CFO

We have discussed it Larry in the context of — we’ve talked with our reinsurance brokers and whatnot about potentially looking at like for instance, an adverse development cover. So we have discussed that but we’ve not yet done that.

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FEBRUARY 20, 2014 / 04:00PM GMT, STFC - Q4 2013 State Auto Financial Earnings Conference Call

Bob Restrepo—State Auto Financial Corporation—President, Chairman & CEO s

And we get a second opinion.

Steve English—State Auto Financial Corporation—SVP & CFO

And of course, each year, our outside auditors, actuaries take a look at the numbers as well.

Larry Greenberg—Janney Capital Markets—Analyst

Right, right, okay. And then just a general question. You guys have done a lot in the last few years whether it be aggressive price increases, agent terminations. Can you just talk about your agency plans right now and, I guess, what the relationship is these days?

Bob Restrepo—State Auto Financial Corporation—President, Chairman & CEO

In personal lines and I’ll ask Joel to comment on this as well, but in personal lines, particularly in our largest legacy states, Ohio being the biggest example, I wouldn’t say we burned any bridges but we singed them. And we — agents, where we were the go-to personal lines market, we’re not the only go-to personal lines market anymore. I think our field people have done an absolutely terrific job in states like Ohio, Indiana and Kentucky which are historically our largest states by maintaining the relationships. And frankly, we had a terrific year in commercial lines in those states and they’re contributing to us to the extent they can in specialty.

Our largest program, a third of our new business, is coming from State Auto agents. So we’ve consciously tried to fix our personal lines business, try to maintain the relationships in personal lines with those key agents that really diversify into commercial lines both standard and specialty, and we’re very pleased with the results.

The impact we have to agency relationships is primarily in those three states which five, six years ago represented over 40% of our business and now it’s 20% to 25% of our business. So it’s taken a bit of a blow but we think it’s recoverable but it’s going to take — it’s a lot easier to turn something off that it is to turn something on. So it’s going to take us a couple of years to recover a normal personal lines production momentum with those agents, but we feel pretty good about where we are with commercial lines right now. Joel, anything to add?

Joel Brown—State Auto Financial Corporation—SVP, Standard Lines

I really don’t have anything to add, Bob.

Larry Greenberg—Janney Capital Markets—Analyst

Okay. Thank you.

Operator

(Operator Instructions) And there are no parties in queue at this time.

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FEBRUARY 20, 2014 / 04:00PM GMT, STFC - Q4 2013 State Auto Financial Earnings Conference Call

Steve English—State Auto Financial Corporation—SVP & CFO

Okay, well thank you Karen and we want to thank all of you for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our first quarter earnings call which is currently scheduled for April 30, 2014. Thank you and have a good day.

Operator

Thank you. That does conclude today’s conference call. Thank you for participating. You may disconnect at this time.

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